                                    NEWS

CONTACTS:
Investors: Media:	William Kuser Mary Ann Dunnell	(203) 573-2213 (203) 573-3034

CROMPTON REPORTS FIRST QUARTER RESULTS

MIDDLEBURY, CT - April 27, 2004 - Crompton Corporation (NYSE: CK) reported first quarter net earnings of $60.4 million, or $.53 per share, compared to net earnings of $5.8 million or $.05 per share, in the first quarter of 2003. First quarter 2004 net earnings included pre-tax divestment gains of $94.6 million primarily from the sale of our 50% interest in the Gustafson seed treatment joint venture and pre-tax charges for supplemental executive retirement costs of $5.9 million, antitrust costs of $4.1 million and facility closures, severance and related costs of $2.4 million. First quarter 2003 net earnings included after-tax earnings from discontinued operations of $13.0 million, or $.11 per share, cumulative effect of accounting change of $.4 million and pre-tax charges for antitrust costs of $8.5 million and facility closures, severance and related costs of $.8 million.

First quarter sales of $624.3 million were 17 percent above the prior year with eight percent attributable to the acquisition of the GE Specialty Chemical business on July 31, 2003, four percent due to the favorable impact of foreign currency translation, four percent due to improved unit volume and one percent due to improved selling prices.

"We are pleased with our first quarter results from operations in terms of the positive trend in unit volume and selling prices. These factors, together with our cost reduction efforts, more than offset the impact of nearly $20 million in additional raw material and energy costs over the first quarter of 2003," said Robert L. Wood, president and CEO. "We are intently focused on improving our customer and market management, particularly our pricing discipline. Customers must realize that when we provide valuable products and services we need to be reimbursed for our increased costs in order to continue providing such solutions. We must determine what our customers are willing to pay for and what we can afford to provide, and eliminate everything else.

"Our objective is to provide shareholder returns in the top quartile of our specialty chemical peer group. In order to do that, our immediate goals are to:

  Put our legal issues behind us, which we have begun to do.
  Reduce our debt and improve our capital structure and financial flexibility. We made further progress in this area via the divestiture of the Gustafson joint venture during the first quarter. In addition, we are in the process of reviewing our refinancing alternatives with several leading financial institutions and expect to obtain new financing over the coming months.
  Improve cash flow, business unit operating performance and profitability.
  Focus our portfolio on profitable market niches.
  Adjust our portfolio to mesh with a clear, focused strategy - one where money, in the form of resources, follows the strategy to ensure our investments produce the best overall return.

"We look forward to keeping you apprised of our progress."

First quarter operating results for the Company's reporting segments are summarized as follows:

Polymer Products
Polymer additives sales of $363.3 million increased 20% from the prior year, of which 15% was due to the acquisition of GE's Specialty Chemicals business on July 31, 2003 and the balance attributable to favorable foreign currency translation of four percent and increased selling prices of one percent. Plastic additives sales rose 33% mainly as a result of the Specialty Chemicals business acquisition, favorable foreign currency translation and higher selling prices. Rubber additives sales were up two percent due primarily to higher unit volume and favorable foreign currency translation, offset in part by lower selling prices. Urethane additives sales increased six percent mainly as a result of favorable foreign currency translation. Petroleum additives sales were up 10% due mainly to higher selling prices, increased unit volume and favorable foreign currency translation. Operating profit of $8.9 million was down 34% from the first quarter of 2003 mainly as a result of higher raw material and energy costs offset in part by savings from cost reduction initiatives and higher selling prices.

Polymers sales of $81.2 million rose 19% from the prior year due to higher unit volume of 16% and favorable foreign currency translation of three percent. EPDM sales increased 27% mainly as a result of higher unit volume. Urethanes sales were up 11% due primarily to higher unit volume and favorable foreign currency translation. Operating profit of $10.2 million was up 10% from the prior year due mainly to increased unit volume and the impact of cost saving initiatives, offset in part by higher raw material and energy costs.

Polymer processing equipment sales of $38.4 million were down seven percent from the prior year due primarily to lower unit volume as unfavorable selling prices of three percent offset an equal amount of favorable foreign currency translation. The operating loss of $1.8 million was unfavorable versus the prior year by $2.8 million mainly as a result of lower pricing and reduced unit volume. The backlog at the end of March 2004 of $72 million was up $10 million from year-end 2003.

Specialty Products
Crop protection sales of $76.5 million increased 27% from the first quarter of 2003 due to higher unit volume of 19%, favorable foreign currency translation of six percent and increased selling prices of two percent. Operating profit of $28.4 million increased 45% from the prior year due primarily to higher unit volume, increased joint venture equity income of $4.1 million and improved pricing, offset in part by an unfavorable foreign currency impact.

Refined products sales of $68.8 million were up seven percent from the prior year due to favorable foreign currency translation of three percent and increases of two percent in both unit volume and selling prices. The operating loss of $2.2 million was unfavorable by $2.6 million versus the prior year as higher raw material/energy costs more than offset increased selling prices.

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Forward-Looking Statements
Certain statements made in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic conditions, the outcome and timing of antitrust investigations and related civil lawsuits to which the Company is subject, the ability to obtain and timing of new financing, pension and other post-retirement benefit plan assumptions, energy and raw material prices and availability, production capacity, changes in interest rates and foreign currency exchange rates, changes in technology, market demand and customer requirements, the enactment of more stringent environmental laws and regulations, the ability to realize expected cost savings under the Company's cost reduction initiatives, the amount of any additional earn-out payments from GE, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These statements are based on the Company's estimates and assumptions and on currently available information. The forward-looking statements include information concerning our possible or assumed future results of operations, and the Company's actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this release was issued and such information will not necessarily be updated by the Company.

CROMPTON CORPORATION
Consolidated Statements of Earnings
First quarter ended 2004 and 2003
(In thousands, except per share data)

	First Quarter

	2004	2003

Net sales	$624,347	$531,972

Cost of products sold	472,256	384,958
Selling, general and admin.	96,525	87,343
Depreciation and amortization	30,854	27,119
Research and development	11,797	12,060
Equity income	(9,627)	(5,614)
Facility closures, severance and related costs	2,411	819
Antitrust costs	4,053	8,489

Operating profit	16,078	16,798
Interest expense	17,925	26,715
Other (income) expense, net	(92,501)	213

Earnings (loss) from continuing operations before
income taxes and cumulative effect of
accounting change	90,654	(10,130)
Income tax expense (benefit)	30,215	(3,412)

Earnings (loss) from continuing operations before
cumulative effect of accounting change	60,439	(6,718)
Earnings from discontinued operations	-	12,965
Cumulative effect of accounting change	-	(401)

Net earnings	$60,439	$5,846

Basic and diluted earnings (loss) per common share:
Earnings (loss) from continuing operations before
cumulative effect of accounting change	$0.53	$(0.06)
Earnings from discontinued operations	-	0.11
Cumulative effect of accounting change	-	-

Net earnings	$0.53	$0.05

Weighted average shares outstanding - basic	114,525	114,146

Weighted average shares outstanding - diluted	114,835	114,146

CROMPTON CORPORATION
Consolidated Balance Sheets
March 31, 2004 and December 31, 2003
(In thousands of dollars)

	March 31, 2004	December 31, 2003

ASSETS

CURRENT ASSETS
Cash	$35,866	$39,213
Accounts receivable	268,181	210,190
Inventories	389,770	390,199
Other current assets	150,343	170,852

Total current assets	844,160	810,454

NON-CURRENT ASSETS
Property, plant and equipment	758,136	774,612
Cost in excess of acquired net assets	417,366	418,607
Other assets	479,391	525,509

	$2,499,053	$2,529,182

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Short-term borrowings	$17,238	$60,695
Current portion of long-term debt	349,332	-
Accounts payable	229,224	232,127
Accrued expenses	242,484	267,472
Income taxes payable	138,744	130,284
Other current liabilities	11,022	10,667

Total current liabilities	988,044	701,245

NON-CURRENT LIABILITIES
Long-term debt	399,147	754,018
Pension and post-retirement health care liabilities	569,845	566,966
Other liabilities	196,184	204,244

STOCKHOLDERS' EQUITY
Common stock	1,192	1,192
Additional paid-in capital	1,033,803	1,034,027
Accumulated deficit	(535,445)	(590,157)
Accumulated other comprehensive loss	(108,508)	(96,463)
Treasury stock at cost	(45,209)	(45,890)

Total stockholders' equity	345,833	302,709

	$2,499,053	$2,529,182

CROMPTON CORPORATION
Consolidated Statements of Cash Flows
First quarter ended 2004 and 2003
(In thousands of dollars)

	First Quarter

Increase (decrease) to cash	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$60,439	$5,846
Adjustments to reconcile net earnings to net
cash (used in) provided by operations:
Gain on sale of Gustafson joint venture	(90,938)	-
Cumulative effect of accounting change, net of tax	-	401
Depreciation and amortization	30,854	36,408
Equity income	(9,627)	(5,614)
Changes in assets and liabilities, net:
Accounts receivable	(42,642)	(23,259)
Accounts receivable - securitization	(20,333)	8,126
Inventories	(4,475)	(5,864)
Accounts payable	(1,807)	41,969
Other	16,254	(5,521)

Net cash (used in) provided by operations	(62,275)	52,492

CASH FLOWS FROM INVESTING ACTIVITIES
Net proceeds from divestments	129,516	-
Capital expenditures	(16,640)	(14,639)
Other investing activities	419	(98)

Net cash provided by (used in) investing activities	113,295	(14,737)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on domestic credit facility	(49,400)	(25,000)
Proceeds from short-term borrowings	727	431
Payments on long term borrowings	-	(260)
Dividends paid	(5,727)	(5,715)
Other financing activities	171	880

Net cash used in financing activities	(54,229)	(29,664)

CASH
Effect of exchange rates on cash	(138)	409

Change in cash	(3,347)	8,500
Cash at beginning of period	39,213	16,941

Cash at end of period	$35,866	$25,441

CROMPTON CORPORATION
Segment Sales and Operating Profit
First quarter ended 2004 and 2003
(In thousands of dollars)

	First Quarter

	2004	2003

NET SALES
Polymer Products
Polymer Additives	$363,343	$301,574
Polymers	81,212	68,183
Polymer Processing Equipment	38,428	41,108
Eliminations	(3,948)	(3,653)

	479,035	407,212

Specialty Products
Crop Protection	76,474	60,380
Refined Products	68,838	64,380

	145,312	124,760

Total net sales	$624,347	$531,972

OPERATING PROFIT
Polymer Products
Polymer Additives	$8,948	$13,513
Polymers	10,195	9,274
Polymer Processing Equipment	(1,764)	1,078

	17,379	23,865

Specialty Products
Crop Protection	28,441	19,651
Refined Products	(2,180)	448

	26,261	20,099

General corporate expense	(21,098)	(15,209)
Unabsorbed overhead expense from
discontinued operations	-	(2,649)
Facility closures, severance and
related costs	(2,411)	(819)
Antitrust costs	(4,053)	(8,489)

Total operating profit	$16,078	$16,798

CROMPTON CORPORATION	SUPPLEMENTARY SCHEDULE
Major Factors Affecting Operating Results
First quarter ended 2004 versus 2003
(In millions of dollars)

The following table summarizes the major factors contributing to the first quarter changes in operating results versus the prior year:

	First Quarter

		Pre-tax
	Net	Earnings
	Sales	(Loss)

2003	$ 532.0	$ (10.1)	*
2003 Facility closures, severance
and related costs	-	0.8
2003 Antitrust costs	-	8.5

	532.0	(0.8)

GE Specialty Chemicals business acquired 7/31/03	44.0	1.7
Improved unit volume/mix	22.0	9.5
Higher selling prices	4.7	4.7
Foreign currency impact	21.6	(2.0)
Cost savings	-	13.8
Higher raw materials/energy costs	-	(19.8)
Increase in equity income	-	4.0
Increased costs (freight, legal, environmental)	-	(3.8)
Unfavorable manufacturing absorption variances	-	(3.6)
Lower interest expense	-	8.8
Other	-	(4.0)

	624.3	8.5

2004 Facility closures, severance and related costs	-	(2.4)
2004 Antitrust costs	-	(4.1)
2004 Supplemental executive retirement costs	-	(5.9)
2004 Divestment gains, primarily Gustafson	-	94.6

2004	$ 624.3	$ 90.7

* Represents the pre-tax loss from continuing operations before cumulative effect of accounting change and earnings from discontinued operations.